Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 our report dated April 23, 2018, relating to the financial statements of Destra International & Event-Driven Credit Fund (the “Fund”) as of April 20, 2018, and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Destra International & Event-Driven Credit Fund Registration Statement on Form N-2.

/s/ Cohen & Company, LTD.

Cohen & Company, LTD.

Cleveland, Ohio

April 27, 2018